Exhibit 99.1

First Niagara Announces Formation of New Executive Committee Led by
CEO John Koelmel and a National Search for a Newly Created President Position

— Gary Crosby promoted to the newly created position of COO and
Elizabeth Bauman promoted to CAO, while top talent continues to be recruited to support growth —

BUFFALO, N.Y., February 25, 2010 — First Niagara Financial Group, Inc. (NASDAQ: FNFG) announced the formation of a new Executive Committee of top officers, including the newly created positions of president and chief operating officer, to support the continued execution of a successful growth strategy that in less than a year will have doubled the bank holding company’s size to more than $19 billion in assets and 254 branches.

First Niagara also continues to recruit industry talent at a variety of levels to support the company’s profitable growth, which created a total of more than 300 new jobs in Upstate New York and Pennsylvania last year.

First Niagara’s Executive Committee will include: Michael W. Harrington, chief financial officer; Gary M. Crosby, who has been promoted to the newly created position of chief operating officer; Elizabeth A. Bauman, who has been promoted to chief administrative officer; Daniel E. Cantara III, executive vice president for commercial business; J. Lanier Little, executive vice president for retail banking; and the newly created position of bank president. A national search is underway for an experienced banker who will be appointed to lead retail and commercial banking at First Niagara, as well as marketing.

The Executive Committee will report to Chief Executive Officer John R. Koelmel, who will continue to perform the duties of president until the newly created position is filled later this year.

“Over the last two years, we have used our exceptional capital strength to play offense, grow profitably, and increase lending to small businesses and consumers, all while maintaining our traditional underwriting discipline,” Koelmel explained. “The result is an even stronger First Niagara that can serve a much larger and more dynamic customer base across an expanded geographic footprint. The evolution of our leadership structure will allow us to continue to scale the business and execute our growth strategy in 2010 and beyond.”

In addition to doubling assets and branches, First Niagara expects to have nearly $14 billion in deposits and 4,000 employees, pending regulatory approval and closing of the acquisition of Harleysville National Corporation (NASDAQ: HNBC) in Eastern Pennsylvania. One year ago, prior to entering Western Pennsylvania through the acquisition of 57 branches in and around Pittsburgh, the bank had $9.3 billion in assets, 114 branches, $5.9 billion in deposits about 1,900 employees.

To help manage First Niagara’s growing back-office needs with the expansion into Pennsylvania, Crosby joined the company in July 2009 as chief administrative officer to oversee certain operational and corporate support functions, develop and enhance organizational policies and provide additional leadership in the continuing growth of First Niagara. With his promotion to COO, he will expand his oversight to include all operating activities supporting First Niagara’s business units.

Prior to joining First Niagara last year, Crosby was a venture capital partner and chief financial officer with Seed Capital Partners and a founding shareholder and chief financial officer of ClientLogic Corporation. He has 35 years of financial and operating experience in a variety of industries including banking. Crosby has long been very actively involved in public service and leadership positions at a variety of leading community organizations. He served as chief financial and operating officer for the Buffalo Public School District and currently serves on the boards of the Hauptman-Woodward Medical Research Institute, Roswell Park Alliance Foundation and the YMCA Buffalo Niagara. Crosby is a graduate of Canisius College and lives in Buffalo with his wife Joan; they have two daughters and three grandchildren.

Bauman replaces him as chief administrative officer. She joined First Niagara in May 2008 to lead First Niagara’s human resources function, which she will continue to oversee as CAO, with added responsibility for corporate and internal communications, change management and facilities management.

Bauman has more than 25 years of banking experience, including extensive work in both human resources and finance. She joined First Niagara from HSBC Bank, where she was most recently the chief financial officer for the personal financial services business. She also served as senior vice president, human resources for the bank’s retail and commercial banking operation, supporting more than 7,000 employees in multiple states. Active in the community, she currently serves on the board of trustees of the Irish Classical Theatre Company. Bauman earned an MBA from the State University of New York at Buffalo and was a Phi Beta Kappa graduate of Allegheny College, where she earned a bachelor’s degree in Economics. She lives in Lancaster with her husband John and their two children.

About First Niagara Financial Group: First Niagara Financial Group, Inc., through its wholly owned subsidiary, First Niagara Bank, will have $19.3 billion in assets, 254 branches and $13.9 billion in deposits at the close of its acquisition of Harleysville National Corporation, pending regulatory approval. First Niagara Bank is a community-oriented bank providing financial services to individuals, families and businesses across Upstate New York and Pennsylvania. For more information, visit www.fnfg.com.

Forward-Looking Statements: This press release contains forward-looking statements with respect to the proposed offering of common stock by First Niagara Financial Group, Inc. Forward-looking statements are generally identified by the use of words “believe,” “expect,” “intend,” “anticipate,” “estimate,” and other similar expressions. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, the fact that the closing of the merger between First Niagara Financial Group, Inc. and Harleysville National Corporation is dependent upon the receipt of all required regulatory approvals. You should not place undue reliance on such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, (1) adverse developments in the capital markets in general or in the markets for financial institutions stock in particular; (2) changes in legislation or regulatory requirements affecting financial institutions, including the current debate in Congress as to restructuring the financial services industry; (3) changes in the interest rate environment; and (4) adverse changes in general economic conditions.

First Niagara Officer Contacts
Leslie G. Garrity	Public Relations and Corporate Communications Manager
(716) 819-5921
leslie.garrity@fnfg.com